Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of Medco Health Solutions, Inc. dated September 13, 2005 of our report related to the financial statements of Accredo Health, Incorporated as of and for the years ended June 30, 2003 and 2004, dated September 10, 2004 (June 28, 2005 as to Note 15) appearing in the Annual Report of Form 10-K/A of Accredo Health, Incorporated and incorporated by reference in Registration Statement No. 333-123571 on Form S-4 of Medco Health Solutions, Inc. filed July 8, 2005 under the Securities Act of 1933.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

September 13, 2005